Exhibit 21



                      LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY               JURISDICTION OF ORGANIZATION

The Exchange National Bank of    United States (national banking
  Jefferson City                   association)

Union State Bancshares, Inc.     Missouri

Mid Central Bancorp, Inc.        Missouri

ENB Holdings, Inc.               Missouri

Union State Bank and Trust of    Missouri
  Clinton

Osage Valley Bank                Missouri

USBT Acquisition Co., Inc.       Missouri

Jefferson City IHC, LLC          Missouri (limited liability
                                   company)

Jefferson City Mortgage Co.,     Missouri (limited liability
  LLC                              company)

Clinton IHC, LLC                 Missouri (limited liability
                                   company)

Clinton Mortgage Company, LLC    Missouri (limited liability
                                   company)